Exhibit 10.6

BELMONT SAVINGS BANK

INCENTIVE COMPENSATION PLAN

January 2011

Purpose of the Plan

The purpose of the Belmont Savings Bank’s Incentive Compensation Plan (the “Plan”) is to provide incentives and awards to Officers and colleagues in order to support organizational and financial objectives as defined in the Business Plan. The plan is designed that participants do not take on undue risk to achieve payouts. All parties with responsibility for managing risk have incentives driven by risk metrics with clawbacks in the event losses arise in future periods.

The Plan rewards both teamwork directed toward common goals and individual goals. It is further intended to attract, motivate, and retain high quality colleagues, and support continued growth and profitability of the Bank. Participation and payout in the Plan is dependent upon one’s level within the organization and ability to influence the Bank’s strategic outcomes. Individual incentive payout targets will be shared individually. It is important to note that this Plan is established to reward and recognize colleagues for meeting set objectives. This Incentive Plan is not meant to be a substitute for salary increases.

Performance Objectives:

The Business Plan outlines key strategic initiatives set forth and approved by the Board of Directors. Once approved, each Division Head will review the Business Plan with officers within their group. Individual officers will identify up to six specific and measurable goals to support the Business Plan and Personal Objectives. Goals must be numerically measurable where possible.

Goals should include up to six of the following:

•	Deposit Growth

•	Loan Growth

•	Expense Control

•	Credit Quality / Portfolio Management

•	Fee Income

•	Net Interest Margin

•	Teamwork

•	Compliance

•	Customer Service – externally and to other colleagues

•	Community Involvement

•	Referrals to other business units

•	Personal goals include major projects or initiatives

Administration of the Plan

Individuals will be asked to provide a quarterly status report. After the year end close, participants in the plan will report on the achievement of their annual goals. Division heads will summarize individual achievements and recommend to the Bank President the percentage payout based on the targeted goal achieved. The Director of Human Resources will calculate the payouts and report to the President for Executive Committee approval. Incentive payouts will be calculated on year to date regular earnings (exclusive of commissions or incentive payments).

The Bank President will be responsible for any interpretation of the Plan administration and his decision shall be final and binding on all parties.

Before the beginning of each Plan year, Bank Management will review and recommend to the Board revisions to this Plan. However, it is expected that the Plan will require modification only when significant changes in the organization, goals, participants, or performance occur.

The President has the authority to exclude extraordinary occurrences that could affect the incentive awards, either positively or negatively, but are of their nature outside the significant influence of Plan participants. Extraordinary occurrences impacting on Bank earnings may be excluded when calculating the Percent Award to ensure that the best interests of the Bank are protected and are not brought into conflict with the best interests of Plan participants.

Plan Participants

The Bank President is authorized to name participants in the Plan. Officers hired prior to the third Quarter (October 1), will be included in the plan. A master list of participants will be shared with the Bank President, Executive Committee, and senior management.

At the Beginning of Plan Year

•	Individual participants will identify up to six specific and measurable goals in support of the Business Plan.

•	The Executive Officer of each division will review those goals and approve.

•	A copy will be provided to the participant, the Division Head, and Human Resources for their file.

•	The Plan will be reviewed by the Compensation Committee to ensure it reflects the current objectives for incentive compensation as identified by the Board.

•	Plan participants are notified of approved Performance Categories and Percent Awards for the Plan Year.

During the Plan Year

•	Officers will prepare quarterly updates.

After Close of the Plan Year

•	The Chief Financial Officer will calculate and report the bank financials for the prior year.

•	The Executive Officer for each Division will receive the participant’s report of success. The Executive Officer will recommend the percentage of the target percentage based on successes.

•	The Human Resource Director will calculate the Percent Awards for the total participants and provide to the Bank President.

•	The results are presented to the Executive Committee for approval.

•	Payouts will be made in March of the year following the Plan Year. Participants must be employed at the time of payout to receive payment.

Definitions

Each group of Officers has a target to achieve with a range to include a “Threshold”, “Target”, and “Maximum”.

The definition of “threshold” is meeting some, but not all objectives. The “target” is defined as generally meeting the objectives established. The “maximum” target is met when an individual achieves all objectives and exceeds the important objectives.

The Bank must meet the primary objectives (Revenue Expense, Credit Quality, and ROA), as set forth in the plan, to satisfy meeting “target” objectives.

The target goals for each officer classification will be weighted to include a percentage based on bank goal and a percentage based on the individual goal.

The following table represents the weight structure.

Financial goals will be weighted higher than other goals when considering performance evaluation and incentive recommendations

Title	Weight attributed to Bank Goal	Weight attributed to Individual Goal

President / CEO and Executive Officers	75%	25%

Senior Vice Presidents	50%	50%

Other Officers	25%	75%

Other Considerations

It is not possible to consider all issues that will invariably materialize as plans are developed and implemented. Therefore, the Bank President will act on individual cases as issues are identified.

Withholding for Taxes

The Bank shall deduct from all payments under this plan any federal or state taxes required by law to be withheld with respect to such payments. This payment is subject to 401k deductions and bank match. No other voluntary deductions will be taken from this payment.

Clawback Policy

The Bank reserves the right to recover any bonus or incentive compensation payment to any officer if the payments were based on materially inaccurate financial statements, other materially inaccurate reporting or fraud. The clawback policy will also take affect for material losses in future years. The look back period is one year from the incentive payment.

Appendix lists all participants

Approved: February 10, 2011

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